NT-NSAR

U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 12b-25                                SEC File Number   811-09156

      CUSIP NUMBER

NOTIFICATION OF LATE FILING

(Check One)

[   ] Form 10-K [   ] Form 11-K [   ] Form 20-F [   ] Form 10-Q

[X] Form N-SAR

For Period Ended:  June 30, 2006

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Read Attached Instruction Sheet before Preparing Form. Please Print or Type.

Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.

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  If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

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Part I -- Registrant Information

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Full Name of registrant: Illington Opti-Flex Funds

Former Name if Applicable:

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Address of Principal Executive Office (Street and Number):

427 Bedford Road

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City, State and Zip Code:

Pleasantville, NY 10570

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Part II -- Rules 12b-25(b) and (c)

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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.  (Check box if appropriate)

[  ] (a)  The reasons described in reasonable detail in Part III of this

Form could not be eliminated without unreasonable effort or expense:

[X]  (b)  The subject annual report or semi-annual report/portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report/portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[  ] (c)  The accountants statement or other exhibit required by Rule 12b-25(c) has been attached if applicable

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Part III -- Narrative

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State below in reasonable detail the reasons why the Form 10-K, 11-K,

20-F, 10-Q or N-SAR portion thereof could not be filed within the prescribed time period:

Phone lines down. Awaiting information necessary to complete this document.

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Part IV -- Other Information

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(1) Name and telephone number of person to contract in regard to this notification;

(Name)                   (Area Code)     (Telephone Number)

Gregory Getts             (440)                922-0066

(2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed?  If the answer is no, identify report(s).

[ X ] Yes        [    ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

[    ] Yes           [ X ] No

  If so, attach an explanation of the anticipated change, both narratively an quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

     Illington  Opti –Flex Funds

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   (Name of Registrant as specified in charter) has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:    August 29, 2006

By:/s/Jeff Unterreiner

Jeff Unterreiner

President